Exhibit 99.1

MFA
MORTGAGE INVESTMENTS, INC.
350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

December 29, 2008		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Mortgage Investments, Inc.
Changes Name to MFA Financial, Inc.

MFA Mortgage Investments, Inc. (NYSE:MFA) announced today that, effective January 1, 2009, it will officially change its name to MFA Financial, Inc.  The Company’s common stock and 8.50% Series A Cumulative Redeemable preferred stock will continue to trade on the New York Stock Exchange under the symbols “MFA” and “MFA PrA,” respectively.

MFA’s primary focus is high quality, higher coupon hybrid and adjustable-rate MBS assets.  At September 30, 2008, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.